UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2025
Arbutus Biopharma Corporation
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34949	98-0597776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Veterans Circle Warminster, Pennsylvania	18974
(Address of principal executive offices)	(Zip Code)

(267) 469-0914
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ABUS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Karen Sims Post-Termination Agreements

As previously disclosed, Arbutus Biopharma Corporation (the “Company”) terminated, without cause, Karen Sims, M.D., Ph.D. as Chief Medical Officer of the Company, effective March 25, 2025.

On March 28, 2025, the Company, through Arbutus Biopharma, Inc., the Company’s wholly-owned subsidiary (the “Subsidiary”), entered into a Consulting Agreement (the “Sims Consulting Agreement”) with Dr. Sims pursuant to which Dr. Sims will perform services related to ongoing research and development efforts by the Company for a period of thirty (30) calendar days in accordance with the terms therein. In exchange for her services, Dr. Sims will receive an hourly cash fee. Additionally, pursuant to the terms of, and subject to compliance with, the Sims Consulting Agreement, the post-termination exercise period of any vested options to purchase common shares of the Company held by Dr. Sims as of the date of her termination as an employee will be extended for up to a year (March 24, 2026) from the date of such termination.

On April 1, 2025, the Company, through the Subsidiary, entered into a Separation Agreement and General Release (the “Sims Separation Agreement”) with Dr. Sims, which sets forth the terms of Dr. Sims’s separation from the Company, which are materially consistent with her Executive Employment Agreement with the Company, dated as of July 10, 2023 (the “Sims Employment Agreement”). A copy of the Sims Employment Agreement is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the U.S. Securities and Exchange Commission on August 3, 2023.

The foregoing descriptions of the Sims Consulting Agreement and the Sims Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the Sims Consulting Agreement and the Sims Separation Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

David Hastings Post-Termination Separation Agreement

As previously disclosed, the Company terminated, without cause, David Hastings as Chief Financial Officer of the Company, effective as of the end of the day on March 27, 2025.

On April 2, 2025, the Company, through the Subsidiary, entered into a Separation Agreement and General Release (the “Hastings Separation Agreement”) with Mr. Hastings, which sets forth the terms of Mr. Hastings’s separation from the Company, which, other than the following sentence, are materially consistent with his Executive Employment Agreement with the Company, dated as of June 11, 2018 (the “Hastings Employment Agreement”). In addition to what Mr. Hastings is entitled to pursuant to the terms of the Hastings Employment Agreement, pursuant to the terms of, and subject to compliance with, the Hastings Separation Agreement, the post-termination exercise period of any vested options to purchase common shares of the Company held by Mr. Hastings as of the date of his termination as an employee will be extended for up to a year (March 26, 2026) from the date of such termination. A copy of the Hastings Employment Agreement is filed as Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 7, 2019.

The foregoing description of the Hastings Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Hastings Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 8.01. Other Events.

As previously disclosed, on February 28, 2022, the Company and Genevant Sciences, Ltd. filed a lawsuit in the U.S. District Court for the District of Delaware (the “Court”) against Moderna, Inc. and a Moderna affiliate (collectively, “Moderna”) seeking damages for infringement of U.S. Patent Nos. 8,058,069, 8,492,359, 8,822,668, 9,364,435, 9,504,651, and 11,141,378 in the manufacture and sale of MRNA-1273, Moderna’s vaccine for COVID-19. The patents relate to nucleic acid-lipid particles and lipid vesicles, as well as compositions and methods for their use. The lawsuit seeks fair compensation for Moderna’s use of the Company’s patented technology that was developed with great effort and at great expense, without which Moderna’s COVID-19 vaccine would not have been successful. On March 31, 2025, the Court moved the start of the trial from September 24, 2025 to September 29, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBUTUS BIOPHARMA CORPORATION

Date: April 3, 2025	By:	/s/ Lindsay Androski
	Name:	Lindsay Androski
	Title:	President and Chief Executive Officer